Exhibit 14.1

PALVELLA THERAPEUTICS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Effective December 13, 2024

I.	Introduction

This Code of Business Conduct and Ethics (this “Code”) has been adopted by the Board of Directors (the “Board”) of Palvella Therapeutics, Inc. (the “Company”) and summarizes the standards that guide the actions of all officers, employees, directors, independent contractors, consultants and other persons and entities retained and authorized to act on behalf of the Company. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather constitute key guiding principles that represent Company policies and establish conditions for employment at, or any other engagement with, the Company. This Code is not a substitute for individual responsibility to exercise good judgment and common sense. In cases of doubt about the correct behavior, you must seek help and advice.

One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness, and we strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including, but not limited to, relationships with employees, customers, healthcare workers, patients, suppliers, competitors, the government, the public and our stockholders. Our employees, officers, directors and independent contractors must conduct themselves according to the letter and spirit of this Code and avoid even the appearance of improper behavior.

This Code is designed to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in our other public communications, (iii) compliance with applicable governmental laws, rules and regulations, (iv) prompt internal reporting of violations of the Code and (v) to ensure accountability for adherence to the Code. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

II.	Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No employee, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.

III.	Trading on Inside Information

Using material non-public Company information to trade in securities of the Company, or providing a family member, friend or any other person with a “tip” is illegal. To help ensure our non-public information is not used illegally, the Company has adopted an Insider Trading Policy. Employees are regularly trained on this Policy.

IV.	Protection of Confidential Proprietary Information

Confidential or proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete. The Company strives to maintain all such information in strict confidence, except when disclosure is authorized by the Company or required by law.

Unauthorized use or distribution of proprietary information violates Company policy and could be illegal. Unauthorized use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights and proprietary information of other companies and require our employees, officers and directors to observe such rights. Indeed, the Company is often contractually bound not to disclose the confidential and proprietary information of a variety of companies and individuals, including inventors, vendors and potential vendors. In addition, Company employees who have signed non-disclosure agreements with their former employers are expected to fully and strictly adhere to the terms of those agreements.

Upon hire, each employee is required to sign an Employee Confidential Information and Inventions Agreement, promising that they will not divulge confidential or proprietary information or material outside the Company; in addition, the Employee Confidential Information and Inventions Agreement acknowledges that ideas, inventions, products, and processes developed while working for the Company are the sole property of the Company.

V.	Intellectual Property

Through our ongoing efforts to discover, develop and deliver safe, efficacious and innovative therapies, we seek to dramatically enhance the quality of life of individuals suffering from serious, rare genetic diseases. Protecting our intellectual property is essential to maintaining our competitive position and ability to bring innovative therapies to patients.

Our intellectual property includes patents, trademarks, trade secrets, and copyrights, as well as the scientific and technical knowledge, know-how, and experience developed during the course our activities. Employees are expected to support the establishment, protection, maintenance, and defense of our rights in all commercially significant intellectual property and to use those rights in a responsible way. In addition to protecting our intellectual property rights, employees must respect the valid intellectual property rights of others.

VI.	Conflicts of Interest

Our employees, officers and directors have an obligation to act in the best interest of the Company and should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates. A conflict of interest can arise when an employee, officer or director takes an action or has an interest that may make it difficult for them to perform their work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or their family members) receives improper personal benefits as a result of their position in the Company.

In order to avoid conflicts of interest, each of the employees must disclose to the Chief Executive Officer any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the Chief Executive Officer shall notify the Nominating and Corporate Governance Committee (the “Nominating Committee”) of any such disclosure. Conflicts of interests involving the Chief Executive Officer or directors shall be disclosed to the Nominating Committee.

VII.	Gifts and Entertainment

Even when gifts and entertainment are exchanged out of the purest motives of personal friendship, they may be misunderstood. For example, a gift from a vendor may appear to be an attempt to influence an employee to direct Company business to a particular vendor. To avoid both the reality and appearance of improper relations with a vendor or a potential vendor, the following standards apply to the receipt of gifts and entertainment by Company employees:

●

Employees shall not solicit gifts, gratuities, or any other personal benefit or favor of any kind from any individual or company currently doing business with the Company or any individual or company that is anticipated to do such business.

●	Employees may accept unsolicited gifts, provided they are items of nominal value. The gift’s value must not raise any questions of an obligation on the part of the recipient.

●

Employees are strictly prohibited from accepting any remuneration in any situation where an employee is representing or providing services on the Company’s behalf or is already being paid by the Company for the time or effort.

●

Employees may not solicit entertainment from any individual or company doing business with the Company. From time to time, employees may accept unsolicited entertainment, but only if (a) the entertainment occurs infrequently, and it arises out of the ordinary course of business; (b) it involves reasonable, not lavish, expenditures (the amounts involved should be of a nature employees are normally accustomed to spending for their own business or personal entertainment); and (c) the entertainment takes place in settings that also are reasonable, appropriate, and fitting to Company employees, their hosts, and the business at hand.

Occasional business gifts to, or entertainment of, non-government employees (other than healthcare providers) in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be given infrequently, and their value should be modest. Gifts to and entertainment of healthcare providers is prohibited. Moreover, practices that are acceptable in a commercial business environment may be against the law or the policies governing federal, state or local government employees. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Chief Executive Officer. Except in certain limited circumstances, the Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business.

VIII.	Protection and Proper Use of Company Assets

Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer, and director. Loss, theft, and misuse of Company assets directly impact our profitability.

The sole purpose of the Company’s equipment, vehicles, supplies, facilities, and technology is the conduct of our business. They may only be used for Company business consistent with Company guidelines. Employees and other authorized users of the Company’s electronic equipment have an obligation to use them in a responsible, ethical, and lawful manner and in compliance with this Code and other corporate policies and procedures. The Company reserves the right, at all times and without prior notice, to inspect and search all Company assets for any purpose. Such inspections may be conducted during or outside business hours and in the presence or absence of the employee.

In addition, no voicemail, e-mail, text message, photo, website, or any other document that an employee creates or saves using Company assets may contain content that may reasonably be considered offensive. Offensive content includes, but is not limited to, sexual comments or images, racial slurs, or any comments or images that would offend someone on the basis of their age, disability, gender, race, religion, national origin, physical attributes, sexual orientation, or any other classification protected by national, state, provincial, or local law.

Employees may access Company files and programs only with proper authorization. Employees may not make unauthorized copies of any Company computer software or information (whether in electronic or hard copy form) without IT support and approval.

IX.	Corporate Opportunities

Employees, officers, and directors are prohibited from taking for themselves business opportunities that are discovered through the use of corporate property, information or position unless that opportunity has first been presented to, and rejected by, the Company. No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director may compete with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

X.	All External Speaking Engagements

The Company’s employees must comply with relevant laws, regulations, and industry standards when presenting on the Company’s behalf. All external speaking engagements or presentations conducted on behalf of the Company, or related to the Company’s business, require approval from the Chief Executive Officer.

XI.	Board Memberships

The Company encourages service as directors or trustees on corporate, civic, professional, charitable, or other similar boards where there exists no conflict of interest with the employee’s duty to the Company. Any individual desiring to serve on any board, panel or similar advisory body of any for-profit organization or not-for-profit organization associated with healthcare (hospitals, patient organizations, research institutions, etc.) must disclose such appointments, in advance, and obtain the approval from the Company. If at any time after approval, circumstances change (e.g., the time commitment increases or a potential conflict arises) the employee must (i) abstain from any decision or discussion that could create an actual conflict and (ii) request a new approval, noting the changed circumstances.

Any employee may participate in, and does not need to disclose or seek approval for, a non-industry, non-healthcare related, not-for-profit, charitable, or non-commercial organization that has no relation to the Company’s business (e.g., schools, heritage associations, clubs, amateur sports organizations, religious organizations and similar charities). Any employee may participate in the management board of non-healthcare related family businesses, provided that such service does not make use of any of the Company’s equipment or resources, is conducted outside of working hours, and does not interfere with the employee’s regular job duties. All such relationships must be disclosed, but do not require advanced approval.

XII.	Healthcare Laws and Regulatory Compliance

As a biopharmaceutical company, the Company is part of a unique industry. The biopharmaceutical industry is subject to a host of global rules and regulations. The Company follows all applicable laws and regulatory requirements governing the research, development, manufacturing, distribution, advertising, and promotion of drugs and biological products and is fully committed to healthcare law and regulatory compliance globally. Employees must be familiar with all relevant laws and regulatory requirements that pertain to their job responsibilities and must follow those requirements.

XIII.	Fair Dealing

Each employee, officer and director of the Company should deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. All business dealings must be on arm’s length terms and free of any favorable treatment resulting from the personal interest of our directors, executive officers and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. Any employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this Code.

XIV.	Accurate Business Records

Employees, officers and directors must honestly and accurately report all business transactions. All such individuals are responsible for the accuracy of their records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations. Employees must not withhold or fail to provide information to management.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

XV.	Privacy of Personal Information

Preserving the privacy of personal information is critically important. Every employee, as well as job applicants, research study subjects, research investigators, patients, healthcare professionals, vendors, suppliers and many other people may provide personal information to the Company. Keeping that information confidential and secure is often a legal requirement and always a demonstration of our commitment to integrity.

All of the Company’s employees are accountable for protecting personal information and for processing such information only within the boundaries of applicable law and the Company’s policies. Personal information should only be collected for legitimate business purposes. Employees must also take adequate precautions to safeguard personal information when collecting, processing, storing, and transferring information, and must not share personal information except with individuals who have a legitimate need for it and have agreed in writing that they shall protect it properly.

XVI.	Quality of Public Disclosures

The Company has a responsibility to provide full and accurate information, in all material respects, in our public disclosures about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the SEC and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures.

XVII.	Equal Opportunity, Non-Discrimination and Fair Employment

The Company’s policies for recruitment, advancement and retention of employees forbid discrimination on the basis of any criteria prohibited by law, including but not limited to race, sex and age. Our policies are designed to ensure that employees are treated, and treat each other, fairly and with respect and dignity. In keeping with this objective, conduct involving discrimination or harassment of others will not be tolerated. All employees are required to comply with the Company’s policy on equal opportunity, non-discrimination and fair employment, copies of which are available on the Company’s internal website.

XVIII.	Compliance with Antitrust Laws

The Company is committed to competing fairly and in accordance with all laws related to antitrust. Such laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and allocating markets or customers.

XIX.	Political Contributions and Activities

Any political contributions made by or on behalf of the Company and any solicitations to employees for political contributions of any kind must be lawful and in compliance with Company policies. This Code applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf provided they do not represent that they are making such contributions on the Company’s behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions.

XX.	Environment, Health and Safety

The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations. The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business. Achieving this goal is the responsibility of all officers, directors and employees. Employees should immediately report any unsafe conditions or potential hazards to their supervisor, even if the problem is believed to be corrected. Any suspected hazard on Company premises, or in a product, facility, piece of equipment, process, or business practice for which the Company is responsible, should immediately be brought to the attention of one’s supervisor or the Human Resources department.

The Company is committed to complying with all applicable environmental laws and regulations. No one at the Company may participate in conduct that may result in the violation of an applicable environmental regulation or requirement. Bypassing any environmental control or monitoring device is strictly prohibited, except in an emergency situation or where specifically permitted by an appropriate government agency.

XXI.	Alcohol, Drugs and Firearms

The Company is committed to maintaining a drug-free workplace. The Company prohibits the manufacture, distribution, sale, purchase, transfer, possession or use of illegal substances in the workplace, while representing the Company outside the workplace or if such activity affects work performance or the work environment of the Company. The Company further prohibits use of alcohol while on duty, unless at Company-sanctioned events. Employees are prohibited from reporting to work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol, any illegal drug or controlled substance, or any other intoxicant.

Employees, other service providers and visitors are not permitted to bring firearms onto Company property or to carry firearms while on Company business.

XXII.	Media/General Public Inquiries

If any employee receives any media inquiries, they may not respond individually. Instead, they should refer the requestor to the Chief Executive Officer.

XXIII.	Social Media

“Social Media” includes various modes of digitally published information and online content including, but not limited to, websites and applications for social networking, micro-blogging sites, online discussion forums, user-generated video and audio, podcasts, RSS feeds, file sharing, virtual worlds, electronic bulletin boards, text messaging, instant messaging and other forms of online communication.

Company employees are required to adhere to the following general principles when engaging in Social Media:

●	Only authorized personnel are permitted to make public statements about the Company or its products.

●	Do not make unauthorized disclosures of confidential information and generally avoid mixing personal and business-related content.

●	Always be truthful and accurate in postings and realize that online comments are never truly anonymous.

●

Never post anything that would violate Company policies against unlawful harassment, discrimination and retaliation; or that would otherwise reflect negatively on the Company or disparage other parties.

●	Use of Social Media must also comply with all applicable Company policies, laws and regulations related to product promotion, privacy, copyright, media interactions and conflicts of interest.

The Company respects employee’s right to communicate concerning terms and conditions of employment. Nothing in this Code is intended to interfere with their rights under federal and state laws, including the National Labor Relations Act, nor will the Company construe this Code in a way that limits such rights.

XXIV.	Compliance with This Code and Reporting of Any Illegal or Unethical Behavior

All employees, directors and officers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced throughout the Company and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as termination of employment or removal from office. Violations of the Code that involve illegal behavior may be reported to the appropriate authorities.

Employees, directors or officers should report any concerns or questions about a possible violation of ethics, laws, rules, regulations or this Code to their supervisors/managers, the Chief Executive Officer, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board (the “Audit Committee”). Any concerns about a violation of ethics, laws, rules, regulations or this Code by any senior executive officer or director should be reported promptly to the Chief Executive Officer and the Chief Executive Officer shall notify the Nominating Committee of any violation. Any such concerns involving the Chief Executive Officer should be reported to the chair of the Nominating Committee. Reporting of such violations may also be done anonymously through the Company hotline, via telephone at +1 800-709-9235 or online at https://www.whistleblowerservices.com/PVLA. An anonymous report should provide enough information about the incident or situation to allow the Company to investigate properly. If concerns or complaints require confidentiality, including keeping an identity anonymous, the Company will endeavor to protect this confidentiality, subject to applicable law, regulation or legal proceedings.

The Company encourages all employees, officers and directors to report any suspected violations promptly and endeavors to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. All employees, officers and directors are required to cooperate in any internal investigations of misconduct and unethical behavior and to respond to any questions in a complete and truthful manner.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The Chief Executive Officer of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Nominating Committee, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, and the Company will devote the necessary resources to enable the Chief Executive Officer to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to the Chief Executive Officer.

XXV.	Reporting Violations to a Governmental Agency

Employees have the right to:

●	Report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;

●	Cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;

●	Make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and

●	Respond truthfully to a valid subpoena.

Employees have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which they reasonably believe relates to a possible violation of law. It is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed. It is unlawful for the Company to retaliate against employees for reporting possible misconduct either internally or to any governmental agency or entity or self-regulatory organization.

Notwithstanding anything contained in this Code or otherwise, employees may disclose confidential Company information, including the existence and terms of any confidential agreements between yourself and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization.

The Company cannot require employees to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and the Company may not offer employees any kind of inducement, including payment, to do so.

Employees’ rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy form, or condition of employment, including by a predispute arbitration agreement.

Even if an employee has participated in a possible violation of law, they may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and may also be eligible to receive an award under such laws.

XXVI.	Waivers and Amendments

Any amendment or waiver of any provision of this Code must be approved by the Board or, if appropriate, its delegate(s), and promptly disclosed pursuant to applicable laws and regulations. Any waiver or modification of the Code for a Senior Financial Officer will be promptly disclosed to stockholders if and as required by applicable law or the rules of the applicable stock exchange. “Senior Financial Officer” includes principal executive officer, principal financial officer and other senior employees who perform similar functions in the Company.

XXVII.	Certification

You must sign, date and return the Certification set forth on Annex A attached hereto (or such other certification as the Chief Executive Officer may deem appropriate) stating that you have received, read, understand and agree to comply with this Code. The Company may require you to sign such a Certification on an annual basis, which Certification may be in electronic format. Please note that you are bound by the Code whether or not you sign the Certification.

Annex A

Certification

I hereby certify that:

1.

I have read and understand Palvella Therapeutics, Inc.’s (the “Company”) Code of Business Conduct and Ethics (the “Code”). I understand that the Chief Executive Officer is available to answer any questions I have regarding the Code.

2.	Since I have been affiliated with the Company, I have complied with the Code.

3.	I will continue to comply with the Code for as long as I am subject to the Code.

Print name:

Signature:

Date:

Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved. For employees, a violation of the Code may result in disciplinary action up to, and including, termination of employment, as well as civil and criminal penalties under federal, state, and country-specific laws and regulations.

You are required to familiarize yourself and comply with the Company’s Insider Trading Policy, copies of which are available on the Company’s internal website. If you ever have any questions about your ability to buy or sell securities, you should contact the Chief Executive Officer.

It is in the Company’s best interest to protect and prevent inappropriate or unauthorized disclosures of the Company’s confidential proprietary information, as well as third-party confidential proprietary information provided to the Company. Employees can help protect the Company’s confidential proprietary information by following these principles:

●	Be careful when using the telephone, smart phones, fax, e-mail, and other electronic means of storing and sending information.

●	Do not forward confidential or proprietary information to non-Company e-mail accounts, even your own (e.g., Gmail) unless approved by your management.

●	Terminate your access to any sensitive data no longer needed to perform your job.

●	Do not discuss confidential information in public places where others may overhear (e.g., industry conferences, airports, trains, restaurants).

●

Never provide confidential information to outsiders without first getting a written confidentiality agreement and approval from the Chief Executive Officer. If you have a question as to whether information is confidential, be sure to ask.

●	Beware of informal telephone or e-mail requests from outsiders seeking information.

●

Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.

Theft and misappropriation of intellectual property may result in significant fines and criminal penalties for us and for you. If you have any questions related to intellectual property matters, please consult the Chief Executive Officer.

Although it is not possible to describe every situation in which a conflict of interest may arise, the following are examples of situations that may constitute a conflict of interest:

●	Working, in any capacity, for a competitor, customer, vendor or supplier while employed by the Company.

●	Competing with the Company for the purchase or sale of property, products, services or other interests.

●

Having an interest in a transaction involving the Company, a competitor, a customer or supplier (other than as an employee, officer or director of the Company and not including routine investments in publicly traded companies).

●	Receiving a loan or guarantee of an obligation as a result of your position with the Company.

●	Directing business to a vendor or supplier owned or managed by, or which employs, a relative or friend.

●	Engaging in outside employment, which may adversely affect your job performance or responsibilities or cause absenteeism, tardiness, leaving early, or refusal to travel on Company business.

●	Unauthorized use of any Company tools and equipment.

●	Conducting any outside business during paid Company working time.

●	Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the Chief Executive Officer.

●	When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact the Chief Executive Officer before taking any action.

●	In addition, all such speaking engagements and presentations require additional review by Corporate Communications/Investor Relations, as appropriate.

●

When appropriate, and in accordance with local laws, give notice and/or obtain consent when collecting, processing, transferring, and storing an individual’s personal information. Consider masking/anonymizing personal information whenever appropriate, and properly destroy records containing personal information according to the Company’s policies.